Exhibit 28(a)(ii)

DRIEHAUS MUTUAL FUNDS

Written Instrument Amending

the Amended and Restated Declaration of Trust

The undersigned, being a majority of the Trustees of the Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 31, 1996, as amended and restated as of June 6, 2013 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Declaration of Trust as follows:

The following is added to Section 1.3 of Article I of the Declaration of Trust:

(r) “Independent Trustee” shall mean a Trustee who is not an “interested person” of the Trust, as defined in Section 2(a)(19) of the 1940 Act.

(s) “Retirement Date” shall mean for Independent Trustees who have joined the Board after January 1, 2011, a date no later than December 31 of the year in which the Independent Trustee shall reach the age of 75 and for Independent Trustees who have joined the Board prior to January 1, 2011, a date no later than June 5, 2015 or as of December 31 of the year in which the Independent Trustee shall reach the age of 80.

Section 2.4 of Article II of the Declaration of Trust is hereby amended and restated as follows:

2.4 Vacancies. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the earliest to occur of the following: the Trustee’s death, resignation, adjudicated incompetence or other incapacity to perform the duties of the office, or the removal of the Trustee, or for an Independent Trustee, when the Independent Trustee reaches his/her Retirement Date. A vacancy shall also occur in the event of an increase in the number of Trustees as provided in Section 2.1. No such vacancy shall operate to annul this Declaration or to revoke any existing trust created pursuant to the terms of this Declaration. In the case of a vacancy, the Holders of a plurality of the Interests entitled to vote, acting at any meeting of the Holders held in accordance with Article VIII hereof, or, to the extent permitted by the 1940 Act, a majority vote of the Trustees continuing in office acting by written instrument or instruments, may fill such vacancy, and any Trustee so elected by the Trustees or the Holders shall hold office as provided in this Declaration. There shall be no cumulative voting by the Holders in the election of Trustees.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have this 4th day of June 2015 signed these presents.

/s/ Theodore J. Beck Theodore J. Beck 25 East Erie Street Chicago, IL 60601
A.R. Umans 25 East Erie Street Chicago, IL 60601

/s/ Richard H. Driehaus Richard H. Driehaus 25 East Erie Street Chicago, IL 60601	/s/ Dawn Vroegop Dawn Vroegop 25 East Erie Street Chicago, IL 60601

/s/ Francis Harmon Francis Harmon 25 East Erie Street Chicago, IL 60601	/s/ Daniel Zemanek Daniel Zemanek 25 East Erie Street Chicago, IL 60601